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                                                                     EXHIBIT 5.1

               [Larkin Hoffman Daly & Lindgren, Ltd. Letterhead]

May 8, 2003


Redline Performance Products, Inc.
2510 Commerce Way
Vista, CA  92083

Re:      Registration Statement on Form SB-2
         SEC File No. 333-102529

Ladies and Gentlemen:

We have acted as counsel to Redline Performance Products, Inc., a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the offer and sale by the Company of up to 2,300,000 shares of common stock of the Company, par value $0.01 per share (including 300,000 shares to be subject to the Underwriter's over-allotment option) (the "Common Stock").

In connection with this opinion, we have examined the Company's Articles of Incorporation, as amended, the Company's Bylaws, as amended, the Registration Statement and the exhibits thereto, certificates of public officials, and such other documents, and have reviewed such questions of law and have received such information from officers and representatives of the Company, in each case as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate of otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials and the representations and warranties contained in the documents we have examined. We have also assumed that the Common Stock will be priced by the Company in accordance with resolutions previously adopted by the Company's Board of Directors and will be issued and sold as described in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.


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Redline Performance Products, Inc.
May 8, 2003
Page 2

Our opinions expressed above are limited to the Minnesota Business Corporation Act, applicable provisions of the Minnesota Constitution and recorded judicial decisions of Minnesota courts interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Larkin, Hoffman, Daly & Lindgren, Ltd.

LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.









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